Exhibit 99.1

Embarr Downs Announces Upcoming Race on Thursday for Rock Off

Embarr Downs, Inc. (OTCQB: EMBR) announced today that Rock Off has been entered into the 7th race on Thursday January 9, 2014 at Golden Gate Fields.  A copy of the Daily Racing Form for the race can be found here.

As previously announced, shareholders of record on March 31, 2014 shall be entitled to 20% of Rock Off’s net purse winnings. The company has paid approximately $1,750 in dividends from the Company’s net purse winnings.

Shareholders can also attend the race and spend the day with our management team and join us in the paddock.  Additionally, shareholders can join us in the winner’s circle for the photos.  The Company just requests that you provide us notice via email at info@embarrdowns.com so we can get passes for you and your guest.  For those unable to attend, you can watch the race on TVG, HRTV or online at www.twinspires.com

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds.  The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing.  More information can be found at www.embarrdowns.com   Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com
www.embarrdowns.com